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                                                                      Exhibit 16

                                                                  CONFORMED COPY



                        VOTING AGREEMENT dated as of October 17, 2000 (this
                  "Agreement"), by Claude Bebear and Patrice Garnier acting as Voting Trustees under a Voting Trust Agreement dated as of May 12, 1992, as amended by an amendment thereto dated January 22, 1997 (as amended, the "Voting Trust Agreement"), among AXA and the voting trustees (the "Voting Trustees") named therein, to and for the benefit of AXA Financial, Inc., a Delaware corporation ("AXF").


      WHEREAS, concurrently with the execution of this Agreement, AXA, a societe anonyme organized under the laws of France ("AXA"), AXA Merger Corp., a Delaware corporation and wholly owned subsidiary of AXA, and AXF are entering into an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof relating to the acquisition by AXA of the minority interests in AXF. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement.

      WHEREAS, according to the terms of the Merger Agreement, the Acquisition will be structured as a joint tender offer by AXA and AXA Merger Corp. followed by a merger of AXA Merger Corp. with and into AXF (the "Merger").

      WHEREAS, the Merger may have to be approved by a majority of the outstanding stock of AXF entitled to vote thereon.

      WHEREAS, pursuant to the Voting Trust Agreement, AXA has deposited into a voting trust (the "Voting Trust") the shares of capital stock of AXF beneficially owned by AXA and certain of its affiliates.

      WHEREAS, pursuant to the terms of the Voting Trust Agreement, the Voting Trustees acting in accordance with Section 3 of the Voting Trust Agreement have the right and power to exercise all voting rights with respect to the capital stock of AXF deposited in the Voting Trust.

      WHEREAS, Claude Bebear and Patrice Garnier, together with Henri de Clermont-Tonnerre, are the Voting Trustees under the Voting Trust Agreement.

      WHEREAS, AXF has requested the undersigned Voting Trustees to agree, and, the undersigned Voting Trustees are willing to agree, to take all actions required under the Voting Trust Agreement in order to cause all shares of capital stock of AXF held in the Voting Trust as of the date of the relevant vote to be voted in favor of the adoption of
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the Merger Agreement, if applicable.

      NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

      SECTION 1. VOTING OF AXF SHARES. Claude Bebear and Patrice Garnier, as Voting Trustees under the Voting Trust Agreement, hereby agree that they will take all actions required under the Voting Trust Agreement in order to cause all shares of capital stock of AXF held in the Voting Trust as of the date of the relevant vote to be voted, in any action by written consent of the stockholders of AXF or at the Company Stockholders Meeting, in favor of the adoption of the Merger Agreement.

      SECTION 2. TERMINATION. This Agreement will terminate upon the earlier to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with the terms thereof. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

      SECTION 3. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment in violation of this Section 3 shall be void. Subject to the preceding sentences of this Section 3, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

      SECTON 4. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      SECTION 5. JURISDICTION. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

      SECTION 6. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the

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meaning or interpretation of this Agreement.

      SECTION 7. AMENDMENTS. This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by each party waiving compliance.

      SECTION 8. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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      IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

                                       AXA FINANCIAL, INC.

                                       By  /s/ Stanley B. Tulin
                                           -------------------------------------
                                           Name:  Stanley B. Tulin
                                           Title: Vice Chairman and
                                                  Chief Financial Officer


                                       /s/ Claude Bebear
                                       ------------------------------------
                                       Name: Claude Bebear



                                       /s/ Patrice Garnier
                                       ------------------------------------
                                       Name: Patrice Garnier

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